Exhibit 4.35

Date 16 July 2020
DIAMANTIS SHIPOWNERS LTD (1)
as Borrower
-and-

PIRAEUS BANK S.A. (2)
as Lender
_____________________________________________________
SUPPLEMENTAL AGREEMENT
_____________________________________________________
in relation to a Loan Agreement
dated 29 July 2019

Index
Clause		Page No
1	INTERPRETATION	1

2	AGREEMENT OF THE LENDER	2

3	CONDITIONS PRECEDENT	2

4	REPRESENTATIONS AND WARRANTIES	4

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS	4

6	FURTHER ASSURANCES	12

7	FEES AND EXPENSES	12

8	NOTICES	13

9	SUPPLEMENTAL	13

10	LAW AND JURISDICTION	13

THIS SUPPLEMENTAL AGREEMENT is made on 16 July 2020
BETWEEN
(1)	DIAMANTIS SHIPOWNERS LTD. as borrower (the “Borrower”); and
(2)	PIRAEUS BANK S.A as lender (the “Lender”).
BACKGROUND
(A)
By a loan agreement dated 29 July 2019 (the “Loan Agreement”) and made between (1) the Borrower as borrower and (2) the Lender as lender, the Lender made available to the Borrower a term loan facility of (originally) up to USD4,000,000 upon the terms and for the purposes therein specified, out of which USD3,186,300 remains outstanding.

(B)	The Borrower has requested the Lender gives its consent to certain amendments to the Loan Agreement, including (inter alia):
(i)	the rescheduling of the repayment of the Loan set out in clause 4.1.1 of the Loan Agreement;
(ii)
an option to defer payment of the repayment instalment due on 30 October 2020 in accordance with clause 4.1.1 as same is due to be amended pursuant to the terms and conditions of this Supplemental Agreement;

(iii)	the incorporation of a cash sweep mechanism to be applied for the financial year 2021 and thereafter throughout the Facility Period;
(iv)	the waiver of the minimum liquidity required in accordance with clause 8.1.23 of the Loan Agreement until 30 June 2021; and
(v)	the waiver of the Security Value maintenance requirement in accordance with clause 8.2.1 of the Loan Agreement until 30 June 2021.
(C)
This Supplemental Agreement sets out the terms and conditions on which the Lender agrees, with effect on and from the Effective Date (as hereinafter defined), to the requests of the Borrower set out in Recital (B) and to the consequential amendments to the Loan Agreement and the other Security Documents.

IT IS AGREED as follows:
1	INTERPRETATION
1.2	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Supplemental Agreement unless the context otherwise requires.
1.3	Definitions. In this Supplemental Agreement, unless the contrary intention appears:
“Effective Date” means the Banking Day on which all the conditions precedent referred to in Clause 3.1 have been fulfilled by the Borrower but no later than 30 July 2020;
“Loan Agreement” means the loan agreement dated 29 July 2019 referred to in Recital (A); and

“Mortgage Addendum” means an addendum to the first preferred Liberian ship mortgage over the Vessel dated 02 August 2019 required to be executed hereunder by the Borrower, in such form as the Lender may require in its sole discretion.
1.4
Application of construction and Interpretation provisions of Loan Agreement.  Clauses 1.3 to 1.5 (inclusive) of the Loan Agreement apply, with any necessary modifications, to this Supplemental Agreement.

2	AGREEMENT OF THE LENDER
2.1	Agreement of the Lender. The consent of the Lender to amend the Loan Agreement in accordance with Clause 5 is conditional upon:
2.1.1	the Lender having received the documents and evidence specified in Clause 3.1 in form and substance satisfactory to the Lender;
2.1.2	the representations and warranties contained in Clause 4 being then true and correct as if each was made with respect to the facts and circumstances existing at such time; and
2.1.3	no Event of Default having occurred or will arise following the amendment of the Loan Agreement pursuant to this Supplemental Agreement.
2.2	Effective Date. The agreement of the Lender contained in Clause 2.1 shall have effect on and from the Effective Date.
2.3
Waiver by the Lender.  With effect from the Effective Date, the Lender agrees to waive compliance by the Borrower of its obligations under clause 8.1.23 (Unencumbered liquidity) and clause 8.2.1 (Security shortfall) each of the Loan Agreement up to and including 30 June 2021.

3	CONDITIONS PRECEDENT
3.1	Conditions Precedent. The conditions referred to in Clause 2.1 are that the Lender shall have received the following documents:
3.1.1	certified copies of all documents which evidence or relate to the constitution of each Security Party and their current corporate existence;
3.1.2	Corporate authorities
(a)	a list of directors and officers of each Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date;
(b)
(if required) originals of resolutions of the directors of each Security Party and shareholders of the Borrower approving such of this Supplemental Agreement and the Mortgage Addendum to which such Security Party is a party and authorising the execution and delivery hereof and thereof and performance of the relevant Security Party’s obligations hereunder and thereunder, additionally certified by an officer of the relevant Security Party as having been duly passed at a duly convened meeting of the directors and shareholders of such relevant Security Party and not having been amended, modified or revoked and being in full force and effect; and

(c)	(if required) an original of any power of attorney issued by each Security Party pursuant to such resolutions stated above;

3.1.3	Mortgage Addendum and registration
the Mortgage Addendum duly executed and delivered and duly registered against the Vessel in accordance with the laws of Liberia (as appropriate);
3.1.4	Declaration of compliance / “know your customer”
written confirmation (in a form acceptable to the Lender) that:
(a)
the Borrower has complied at all times and in all respects with (i) any relevant employment legislation and employment regulations applicable to it and (ii) all documentation required by the Lender in relation to the Lender’s “know your customer” requirements; and

(b)	the Corporate Guarantor and the Shareholder have complied at all times and in all respects with all documentation required by the Lender in relation to the Lender’s “know your customer” requirements;
3.1.5	Further documents
certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Supplemental Agreement, and the Mortgage Addendum (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate;
3.1.6	Laws of Marshall Islands/Liberia: opinion
an opinion of Messrs Ince, special legal advisers to the Lender in respect of the laws of the Republic of Marshall Islands and the Republic of Liberia in form and substance acceptable to the Lender;
3.1.7	London agent
documentary evidence that the agent for service of process named in Clause 18.2.1 of the Loan Agreement has accepted its appointment in respect of this Supplemental Agreement;
3.1.8	Endorsement
the endorsement at the end of this Supplemental Agreement signed by each Security Party (other than the Borrower);
3.1.9	Amendment fee
evidence of payment to the Lender of an amendment fee in the amount of USD2,500; and
3.1.10	Further opinions, etc.
any further opinions, consents, agreements and documents in connection with this Supplemental Agreement which the Lender may reasonably request.
3.2	Conditions Subsequent. The Borrower shall deliver or cause to be delivered to the Lender on,

 or as soon as practicable after, the Effective Date but in no event later than 10 Banking Days from the date hereof, the following additional documents and evidence:
3.2.1	the process agent acceptance letter referred to in Clause 3.1.7, duly executed; and
3.2.2	any further opinions, consents, agreements and documents in connection with this Supplemental Agreement which the Lender may reasonably request referred to in Clause 3.1.10.
A breach of this Clause 3.2 shall constitute an Event of Default.
4	REPRESENTATIONS AND WARRANTIES
Repetition of Loan Agreement representations and warranties. The Borrower represents and warrants to the Lender that the representations and warranties in Clause 7 of the Loan Agreement, updated with appropriate modifications to refer to this Supplemental Agreement, remain true and not misleading if repeated on the date of this Supplemental Agreement with reference to the circumstances now existing.
5	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS
5.1	Specific amendments to Loan Agreement. With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Supplemental Agreement to be, amended as follows:
5.1.1	by adding in Clause 1.2 thereof the definition of “Mortgage Addendum” contained in Clause 1.3 of this Supplemental Agreement;
5.1.2	by deleting the definition of “FATCA Application Date” in clause 1.2 thereof;
5.1.3	by adding in Clause 1.2 thereof the following new definitions in alphabetical order:
““Deferred Repayment Amount” has the meaning ascribed to it in Clause 4.7.1;
“Financial Stability Board (FSB)” means an international body that monitors and makes recommendations about the global financial system, established after the G20 London summit in April 2009 as a successor to the Financial Stability Forum (FSF);
“Money Laundering” has the meaning given to it in Article 1 of Directive 2015/849/EC of the Council of European Communities;
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;
“Replacement Benchmark” means a benchmark rate which is:
(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above; or
(b)	in the opinion of the Lender and the Borrower, generally accepted in the international loan markets as the appropriate successor to a Screen Rate; or
(c)	in the opinion of the Lender and the Borrower, an appropriate successor to a Screen Rate;
“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower;
“Screen Rate Replacement Event” means, in relation to a Screen Rate:
(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lender and the Borrower, materially changed;
(b)
(i)
(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)
information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;
(ii)
the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)	in the opinion of the Lender and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Supplemental Agreement; and
“Total Deferred Amount” means the aggregate amount of (i) USD160,920 and (ii) the Deferred Repayment Amount;”;
5.1.4	by deleting in Clause 1.2 thereof the definition of “LIBOR” and replacing it with the following:
““LIBOR” means in relation to the Loan or any part of the Loan:
(a)
the applicable Screen Rate at or about 11.45 a.m. (London time) on the Interest Rate Determination Date for Dollars and for a period equal in length to the Interest Period then applicable to the Loan or that part of the Loan; or

(b)
in case of Screen Rate Replacement Event, the Replacement Benchmark on the Interest Rate Determination Date for Dollars and for a period equal in length to the Interest Period then applicable to the Loan or that part of the Loan, and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;”;
5.1.5	by adding in Clause 1.2 thereof in the definition of “Security Documents” the Mortgage Addendum;
5.1.6	by deleting Clause 3.5 thereof in its entirety and replacing it with the following:
“3.5	Market disruption; non-availability
3.5.1
Market Disruption Event: If and whenever, at any time prior to the commencement of any Interest Period, the Lender (in its discretion) shall have determined (which determination shall be conclusive in the absence of manifest error) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then the Lender shall forthwith give notice thereof (a “Determination Notice”) to the Borrower and the rate of interest on the Loan (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of

(a)	the Margin; and
(b)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan (or the relevant part thereof) from whatever source it may select.
3.5.2
Suspension of drawdown: If the Determination Notice is given before the Commitment (or a part thereof) is advanced, the Lender’s obligation to make the Commitment (or a part thereof) available shall be suspended while the circumstances referred to in the Determination Notice continue.

3.5.3	Meaning of “Market Disruption Event”: In this Supplemental Agreement “Market Disruption Event” means:
(a)	at or about noon on the Interest Rate Determination Date for the relevant Interest Period no Screen Rate is available for Dollars or Replacement Benchmark; and/or

(b)
before close of business on the Interest Rate Determination Date for the relevant Interest Period, the Lender determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market or the international market relevant to the Replacement Benchmark (as the case may be) to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of the Screen Rate or, as the case may be, the Replacement Benchmark for that Interest Period; and/or

(c)
before close of business on the Interest Rate Determination Date for the relevant Interest Period, deposits in Dollars are not available to the Lender in the London Interbank Market or the international market relevant to the Replacement Benchmark (as the case may be) in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for that Interest Period.

3.5.4	Alternative basis of interest or funding
(a)
If a Market Disruption Event occurs and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than twenty (20) days (the “Negotiation Period”)) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall be binding on the Lender and all Security Parties.
3.5.5
Alternative basis of interest in absence of agreement: If the Lender and the Borrower will not enter into negotiations as provided in Clause 3.5.4 (Alternative basis of interest or funding) or if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set the following Interest Period and an interest rate representing the cost of funding of the Lender in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Lender, the Lender shall continue to set the following Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period.

3.5.6
Notice of prepayment: If the Borrower does not agree with an interest rate set by the Lender under Clause 3.5.5 (Alternative basis of interest in absence of agreement), the Borrower may give the Lender not less than 5 Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

3.5.7
Prepayment; termination of Commitment: A notice under Clause 3.5.6 (Notice of prepayment) shall be irrevocable; and on the last Banking Day of the interest period set by the Lender the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the balance of all other amounts payable under this Supplemental Agreement and the other Security Documents or, if the Commitment has not been advanced, the Commitment shall be reduced to zero and the Loan shall not be made to the Borrower under this Supplemental Agreement thereafter.

3.5.8	Application of prepayment: The provisions of Clause 4 (Repayment and Prepayment)

 shall apply in relation to the prepayment made hereunder.
5.1.7	by adding thereof the following new Clause 3.6, as follows:
“3.6	Replacement of Screen Rate
If a Screen Rate Replacement Event has occurred in relation to the Screen Rate for dollars, any amendment or waiver which relates to:
(a)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and
 (b)
(i)	aligning any provision of any Security Document to the use of that Replacement Benchmark;
(ii)
enabling that Replacement Benchmark to be used for the calculation of interest under this Supplemental Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Supplemental Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;
(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(v)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party hereto to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.”;
5.1.8	by adding thereof the following new Clause 3.7, as follows:
“3.7  Interest Rate Swaps
The Borrower may not enter into any interest hedging arrangements without the prior written consent of the Lender.”;
5.1.9	by deleting Clause 4.1.1 thereof and replacing it with the following:
“4.1.1  Subject to any obligation to pay earlier under this Supplemental Agreement, the Borrower must repay the Loan outstanding as at 16 July 2020 in the aggregate amount of USD3,186,300 by:

(a)	nine (9) quarterly instalments, the first two (2) such repayment instalments each in the amount of USD80,000 and the subsequent seven (7) instalments each in the amount of USD160,460; and
(b)	an instalment (the “Balloon Instalment”) of USD1,903,080,
the first such repayment instalment falling due on 31 July 2020 and subsequent instalments falling due at quarterly intervals thereafter, with the final instalment falling due on the Maturity Date and the Balloon Instalment being repayable together with the final such instalment”;
5.1.10	by adding a new Clause 4.7 thereof as follows:
“4.7	Deferral Option
4.7.1
The Borrower shall have the option to defer payment of the Repayment Instalment in the amount of USD80,000 due on 31 October 2020 (such amount actually deferred called, the “Deferred Repayment Amount”), provided that:

(a)	the average net charter rate of the Vessel for the period between 01 July 2020 and 30 September 2020 (both dates inclusive) is less than USD8,000 daily;
(b)
the Borrower must submit a request in writing for such deferral to the Lender at least five (5) Banking Days prior to the Repayment Date on which the relevant Repayment Instalment is due in accordance with Clause 4.1.1; and

(c)	no Event of Default has occurred which is continuing.
4.7.2	It is further agreed that, save as hereinafter provided, the Deferred Repayment Amount shall be added to the Balloon Instalment and shall be due and payable on the last Repayment Date.”;
5.1.11	by adding a new Clause 4.8 thereof as follows:
“4.8 Excess Earnings
Until such time as the Total Deferred Amount shall have been prepaid, the Borrower shall, on each Cash Sweep Prepayment Date, pay to the Lender an amount equal to 100% of the Excess Earnings for the financial year of the Borrower in respect of the audited accounts by reference to which the Excess Earnings have been calculated, which amount shall be applied against the Balloon Instalment on the next Interest Payment Date.
In this Clause 4.8:
“Cash Sweep Prepayment Date” means, in each financial year, the date falling no more than 10 days after the date on which the Borrower delivers to the Lender the audited accounts required to be delivered pursuant to Clause 8.1.6 (Financial statements), commencing with the audited accounts relating to the financial year ending on 31 December 2021; and
“Excess Earnings” means, in relation to each financial year of the Borrower (commencing with the financial year ending on 31 December 2021), the amount determined by the Lender to be (i) the aggregate Earnings received by the Borrower during that financial year less (ii) the aggregate of all brokers’ commissions, operating, employment and actual voyage expenses actually paid by the Borrower, including but not limited to (a) agency fees, management fees, general and administrative expenses, crew wages, crew salaries and contributions, crew expenses, insurance costs, repair costs, maintenance costs, Ballast Water Treatment installation costs, lay up and reactivation costs, (b) a pro rata cash reserve for the next drydocking and/or next special survey and/or intermediate survey costs (accounted separately every quarter based on the budget released to the Lender) (such amount reserved called, the “Reserved Amount”) and (c) any amount (positive or negative) remaining following the set off of the Reserved Amount (not previously set off) with any dry-docking and special or intermediate survey costs actually incurred as evidenced by the audited accounts relating to that financial year delivered to the Lender pursuant to Clause 8.1.6 (Financial statements) with the Reserved Amount (not previously set off), less (iii) repayments of the Loan and interest thereon paid during that financial year, all as evidenced by the audited accounts relating to that financial year delivered to the Lender pursuant to Clause 8.1.6 (Financial statements).”;
5.1.12	by deleting in the last line of Clause 7.1.8 thereof the words “money laundering” and replacing them with the words “Money Laundering”;
5.1.13	by deleting Clause 8.1.23 thereof and replacing with the following:
“8.1.23  Unencumbered liquidity
procure that at all times during the Facility Period, the Corporate Guarantor shall maintain in an account or accounts with the Lender free deposit cash which is (other than the Earnings Account Pledge) free of any Encumbrance in an average aggregate amount of not less than USD250,000 for the preceding six-months period, to be tested on 31 July 2021 and semi-annually thereafter provided however that on 31 July 2021 only, such test will take place for the previous calendar month only;”;
5.1.14	by deleting Clause 10.1.26 thereof and replacing it with the following:
“10.1.26  Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “Money Laundering”;
5.1.15	by adding in Clause 16.2.1 thereof in line 3 after the words “and/or the fax number” the words “and/or email address” and in line 4 after the words “or fax number” the words “or email address”;
5.1.16	by adding in Clause 16.2.2 thereof in line 4 after the words “or fax number” the words “or email address”;
5.1.17	by adding in Clause 16.2.3 thereof in line 3 after the words “and/or the fax number” the words “and/or email address” and in line 3 after the words “or fax number” the words “or email address”;
5.1.18	by adding in Clause 16.2.4 thereof in line 2 after the words “and/or fax number” the words “and/or email address” and in line 3 after the words “or fax number” the words “or email address”;
5.1.19	by adding the following sub-clauses in Clause 16.3 thereof as follows:
“16.3.3  The Lender and the Borrower further agree that information may be sent via email to (or from) third parties involved in the provision of services.  In particular, the Borrower is aware that:

(a)	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;
(b)	the information can be changed and manipulated by a third party;
(c)	the sender’s identity (sender of the e-mail) can be assumed or otherwise manipulated;
(d)
the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time;

(e)
the Lender assumes no liability for any loss incurred as a result of manipulation of the e-mail address or content nor is it liable for any loss incurred by the Borrower and any other Security Party due to interruptions and delays in transmission caused by technical problems.

16.3.4  The Lender is entitled to assume that all the orders and instructions, and communications in general, received from the Borrower or a third party are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to the Lender. The Borrower shall further procure that all third parties referred to herein agree with the use of emails and are aware of the above terms and conditions related to the use of email.”; and
5.1.20
by construing references throughout to “this Supplemental Agreement”, “hereunder” and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Supplemental Agreement.

5.2
Amendments to Security Documents. With effect on and from the date hereof each of the Security Documents other than the Loan Agreement, shall be, and shall be deemed by this Supplemental Agreement to be, amended as follows:

(a)
the definition of, and references throughout each of the Security Documents to, the Loan Agreement and any of the other Security Documents shall be construed as if the same referred to the Loan Agreement and those Security Documents as amended and supplemented by this Supplemental Agreement; and

(b)
by construing references throughout each of the Security Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Security Documents as amended and supplemented by this Supplemental Agreement.

5.3	Security Documents to remain in full force and effect. The Security Documents shall remain in full force and effect as amended and supplemented by:
(a)	the amendments to the Security Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Supplemental Agreement.
6	FURTHER ASSURANCES
6.1	Borrower to execute further documents etc. The Borrower shall, and shall procure that any other party to any Security Document shall:
(a)
execute and deliver to the Lender (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Lender may, in any particular case, specify; and

(b)	effect any registration or notarisation, give any notice or take any other step, which the Lender may, by notice to the Borrower or other party, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.
6.2	Purposes of further assurances. Those purposes are:
(a)
validly and effectively to create any Encumbrance or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Security Document, each as amended and supplemented by this Supplemental Agreement; and

(b)	implementing the terms and provisions of this Supplemental Agreement.
6.3
Terms of further assurances.  The Lender may specify the terms of any document to be executed by the Borrower or any other party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Lender considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrower shall comply with a notice under Clause 6.1 by the date specified in the notice.
6.5
Additional corporate action.  At the same time as the Borrower or any other party deliver to the Lender any document executed under Clause 6.1(a), the Borrower or such other party shall also deliver to the Lender a certificate signed by the Borrower’s directors, or 2 of that other party’s directors which shall:

(a)	set out the text of resolutions of the Borrower or that other party’s directors specifically authorising the execution of the document specified by the Lender; and
(b)
state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Borrower’s or that other party’s articles of association or other constitutional documents.

7	FEES AND EXPENSES
7.1	Amendment Fee.The Borrower shall pay to the Lender a non-refundable amendment fee of USD2,500 on the date of this Supplemental Agreement.

7.2
Fees and Expenses.  The provisions of Clause 5 (Fees and expenses) of the Loan Agreement shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.

8	NOTICES
General.  The provisions of Clause 16 (Notices and other matters) of the Loan Agreement (as amended by this Supplemental Agreement) shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.
9	SUPPLEMENTAL
9.1
Counterparts.  This Supplemental Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Supplemental Agreement.

9.2
Third party rights.  A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

10	LAW AND JURISDICTION
Incorporation of the Loan Agreement provisions.The provisions of Clause 17 (Governing Law) and Clause 18 (Jurisdiction) of the Loan Agreement shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.

IN WITNESS whereof the parties to this Supplemental Agreement have caused this Supplemental Agreement to be duly executed on the date first above written.
THE BORROWER

SIGNED by Eirini Synefia	)
for and on behalf of	)	/s/ Eirini Synefia
DIAMANTIS SHIPOWNERS LTD.	)
Witnessed by:

Signature /s/ Panagiotis Fokas
Name: Panagiotis Fokas
Address: Akti Miaouli 47-49
Piraeus 185 36 Greece

THE LENDER

SIGNED by Olga Voutsa	)	/s/ Olga Voutsa
and by Evgenia Kouvara	)	/s/ Evgenia Kouvara
for and on behalf of	)
PIRAEUS BANK S.A.	)
Witnessed by:

Signature /s/ Panagiotis Fokas
Name: Panagiotis Fokas
Address: Akti Miaouli 47-49
Piraeus 185 36 Greece

COUNTERSIGNED this 16th day of July 2020 by the following parties who, by executing the same,  confirm and acknowledge that they have read and understood the terms and conditions of the above Supplemental Agreement, that they agree in all respects to the same and that the Security Documents to which they are respectively a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement, as amended by the above Supplemental Agreement, and each of them hereby reaffirms the Security Documents to which it is a party as the same is amended by the above Supplemental Agreement.
/s/ Eirini Synefia
Eirini Synefia
duly authorised on behalf of
EUROSEAS LTD.

/s/ Eirini Synefia
Eirini Synefia
duly authorised on behalf of
EUROBULK LTD.

/s/ Eirini Synefia
Eirini Synefia
duly authorised on behalf of
EUROCON LTD.